Exhibit 3.1
ARTICLES OF INCORPORATION
OF
Rochester Medical Corporation
(as amended through November 13, 2006)
     The undersigned, for the purpose of forming a corporation under and pursuant to Chapter 302A of Minnesota Statutes and laws supplemental thereto and amendatory thereof, does hereby organize and form a body corporate and adopt the following Articles of Incorporation.
Article 1.
     The name of this corporation shall be: Rochester Medical Corporation.
Article 2.
     The location and post office address of the registered office of this corporation in Minnesota is:
Rochester Medical Corporation
One Rochester Medical Drive
Stewartville, Minnesota 55976
Article 3.
     The total authorized number of shares of this corporation is 40,000,000, which shall be shares without par value.
Articles 4.
     The Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the rights and preferences in any class or series of shares.
     The Board of Directors or the shareholders may issue shares for any consideration or as permitted by law, for no consideration, effect share dividends or splits, and determine the value of non-monetary consideration.
Article 5.
     The shareholders of this corporation:
a.	Shall not have any right to cumulate votes for the election of directors, and

b.	Shall not have any preemptive or preferential rights for or to shares of any class of shares of this corporation, whether now or hereafter authorized, or to any obligations convertible into shares of this corporation, or to any options, warrants or other right to acquire shares of any class of shares of this corporation, or to any subscription or right of subscription therefor, except such, if any, as the Board of Directors in its sole discretion may determine from time to time, and at such price or terms as the Board of Directors may fix.
Article 6.
     The affirmative vote of the holders of a majority of the voting power of the shares represented and voting at a duly held meeting is required for an action of the shareholders, except where a larger proportion or number is required by these Articles.
Article 7.
     An action required or permitted to be taken by the Board of Directors of this corporation may be taken by written action signed by that number of Directors that would be required to take the same action at a meeting of the Board at which all Directors are present, except as to those matters requiring shareholder approval, in which case the written action shall not be effective unless signed by all members of the Board of Directors.
Article 8.
     The name and post office address of the sole director of this corporation, who shall serve until the first meeting of shareholders at which his successor is elected and qualified, is:
George H. Frisch
5030 Woodlawn Boulevard
Minneapolis, Minnesota 55417
Article 9.
     A vote of the shareholders is not required to approve a merger or exchange if the number of shares entitled to vote immediately after the merger or exchange plus the number of shares of the corporation entitled to vote issuable on conversion or exchange of securities other than shares or on the exercise of rights to purchase securities issued by virtue of the terms of the transaction will not exceed by more than five hundred percent (500%) the number of shares of the corporation entitled to vote immediately before the transaction, and the number of participation shares of the corporation immediately after the transaction plus the number of participating shares of the corporation issuable upon conversion or exchange of, or on the exercise of rights to purchase securities issued in the transaction, will not exceed by more than five hundred percent (500%) the number of participating shares of the corporation immediately before the transaction.

Article 10.
     The name and post office address of the sole incorporator of this corporation is:
George H. Frisch
5030 Woodlawn Boulevard
Minneapolis, Minnesota 55417

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